Exhibit 99.1

PRESS RELEASE For Immediate Release	CONTACT: Jill Swartz (949) 833-8252 Ext. 123 js@tnpre.com

TNP Strategic Retail Trust Acquires

Craig Promenade in North Las Vegas, Nevada

IRVINE, Calif., (March 31, 2011) – TNP Strategic Retail Trust, Inc. (the “Company”), a publicly registered non-traded REIT that invests in grocery and drug-store anchored, multitenant necessity retail properties, announced today the acquisition of Craig Promenade, a retail center in North Las Vegas, Nevada.

“Craig Promenade was acquired for a substantial discount from the original loan balance on the property,” said Thompson National Properties’ CEO, Anthony W. “Tony” Thompson. “We are very pleased with our fifth acquisition for TNP Strategic Retail Trust.”

The property is comprised of 109,250 square feet, which includes 91,750 rentable square feet and two raw land parcels consisting of 17,500 buildable square feet that can be sold, ground leased or developed. Constructed in 2005, Craig Promenade is 77.5 percent leased and anchored by Big Lots™, a national retailer. Other nationally recognized tenants include Carl’s Jr.®, Popeyes® Louisiana Kitchen and MetroPCS®.

About TNP Strategic Retail Trust, Inc.

TNP Strategic Retail Trust, Inc. is a publicly registered non-traded REIT that invests in grocery and drug-store anchored, multitenant necessity retail properties, located primarily in the Western United States, and real estate related assets, including investment in or origination of mortgage, mezzanine, bridge and other loans related to commercial real estate. As of March 25, 2011, TNP Strategic Retail Trust has issued 2,732,589 shares of common stock. The Company currently pays a monthly distribution that equates to an annual 7 percent distribution. For more information regarding TNP Strategic Retail Trust, please visit www.tnpsrt.com.

About Thompson National Properties, LLC

Thompson National Properties, LLC (TNP) is an international real estate advisory company, specializing in the creation and management of real estate investment funds. TNP uses a variety of investment structures to fit the needs of its investors, which are designed for both institutional and high net worth

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Thompson National Properties, LLC

1900 Main Street, Suite 700 • Irvine, CA 92614 • T: (949) 833-8252  F: (949) 252-0212

www.tnpre.com

individual investors. Thompson National Properties is also a leader in both property and asset management and receivership services, a key element in any successful commercial real estate investment in today’s lender-driven marketplace.

Headquartered in Irvine, California, Thompson National Properties was founded in April 2008 and has seven regional offices. As of March 30, 2011, Thompson National Properties manages a portfolio of 133 commercial properties, in 30 states, totaling more than 20.1 million square feet, on behalf of over 4,000 investor/owners with an overall purchase value of $2.6 billion dollars. TNP has expanded its operations to the Middle East to provide valuation and advisory services on over 2.3 million square feet of real estate in Saudi Arabia. For more information regarding Thompson National Properties, please visit www.tnpre.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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Thompson National Properties, LLC

1900 Main Street, Suite 700 • Irvine, CA 92614 • T: (949) 833-8252  F: (949) 252-0212

www.tnpre.com